Exhibit 10.19

Non-Employee Directors Compensation Plan

		Annual
	Annual	Stock Option Grants(2)
	Cash	No. of	Vesting
	Compensation(1)	Shares	Period
Chairperson:
Board of Directors	$30,000	8,000	4 year
Audit Committee	$10,000	5,000	4 year
Compensation Committee	$3,000	2,000	4 year
Governance Committee	$3,000	2,000	4 year

Annual Retainer	$15,000	8,000	Immediate

Committee Membership:
Audit	$10,000	5,000	4 year
Compensation	$3,000	2,000	4 year
Governance	$3,000	2,000	4 year

(1) Cash compensation to be paid quarterly, in advance installments, due prior to the beginning of the first day of the fiscal year.

(2) Stock option grants to be issued as of the day of appointment, election or re-election to the Company’s Board of Directors and committees, or as soon thereafter as practical.

In addition to the foregoing, new non-employee directors receive “welcome grants” of 32,000 shares that vest equally over 4 years.